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                                                             EXHIBIT (h)(24)(a)

BlackRock Variable Universal Life Insurance Rule 22c-2 Agreement

SHAREHOLDER INFORMATION AGREEMENT entered into by and between BlackRock Distributors, Inc. and its successors, assigns and designees ("BDI") and the Intermediary (each a "Party" and collectively the "Parties") with an effective date of April 16, 2007.

Prior to the effective date of this Shareholder Information Agreement, BDI, the Fund and the Intermediary agree that any request made to the Intermediary by BDI or the Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term "Intermediary" shall mean AIG Life Insurance Company or American International Life Assurance Company of New York, which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan's participant records; or (iii) an insurance company separate account.

The term "Fund" shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which BDI acts as distributor, and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940./1/

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following:
(i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs;
(ii) transactions that are executed pursuant to a Contract death benefit;
(iii) one-time step-up in Contract value pursuant to a Contract death benefit;
(iv) allocation of assets to a Fund through a Contract as a result of

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/1/  As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or
(v) prearranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract;
(iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

BDI and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request of BDI or the Fund, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BDI and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, polices of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanges of Fund shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly, but in any event not later than ten (10) business days after receipt of a request from the Fund, BDI or their designee, the requested information specified in Section 1. If requested by the Fund, BDI or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) ("indirect intermediary") and, upon further request of the Fund, BDI or their designee, promptly, but in any event not later than ten
(10) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect

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intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BDI or their designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, BDI or their designee should be consistent with the NSCC Standardized Data Reporting Format.

4. Limitations on Use of Information. BDI and the Fund agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BDI or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BDI or the Fund, in their sole discretion, as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies ( including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions to restrict or prohibit further purchases or exchanges of Shares and requests for the information specified in Section 1 must be received by Intermediary at the following address, or such other address that Intermediary may communicate to BDI or the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

   Jennifer Powell
   Senior Counsel
   AIG American General
   2929 Allen Parkway, A30-25
   Houston, TX 77019
   (713) 831-4954

and to:

   Michael McArthur
   Variable Products Accounting
   AIG American General
   2727-A Allen Parkway
   Houston, TX 77019
   (713) 831-3504

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6. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

7. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten
(10) business days after receipt of the instructions by the Intermediary.

8. Confirmation by Intermediary. Intermediary must provide written confirmation to BDI and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than fifteen (15) business days after the instructions have been executed.

9. Construction of the Agreement; Fund Participation Agreements. The Parties have entered into one or more fund participation agreements between or among them for the purchase and redemption of shares of the Fund by accounts in connection with the Contracts. This Agreement supplements those fund participation agreements. To the extent the terms of this Agreement conflict with the terms of a fund participation agreement, the terms of this Agreement shall control.

10. Force Majeure. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

11. Best Efforts and Good Faith. Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

12.Termination. This Agreement will terminate upon the termination of the fund participation agreements.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date written below.

BlackRock Distributors, Inc.

_________________________________
By:    Bruno DiStefano
Title: Vice President
Date:

AIG Life Insurance Company
American International Life Assurance
Company of New York

_____________________________________ ______________________________
By:                                   Attest:
Title:                                Title:
Date:                                 Date:

(Seal)

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